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                                                          Exhibit 12


                              SCANA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    For the Twelve Months Ended June 30, 1994
                            (Thousands of Dollars)


                                              Twelve Months
                                                  Ended
                                              June 30, 1994



Fixed Charges as defined:
  Interest on long-term debt..............      $100,775
  Amortization of debt premium, discount
   and expense (net)......................         2,323
  Other interest expense..................         6,246
  Interest component of rentals...........         2,896

      Total Fixed Charges (A).............      $112,240


Earnings, as defined:
  Income..................................      $181,341
  Income taxes............................       102,259
  Total fixed charges above...............       112,240

      Total Earnings (B)..................      $395,840

Ratio of Earnings to fixed charges (B/A)..          3.53





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